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                                                                Exhibit 2.5b


PRIVATE AND CONFIDENTIAL



                             Dated    22 October 1999
                             ________________________



                         (1) MARKET CONSULTANT LIMITED

                                      AND

                        (2) CALLAWAY CONTINENTAL LIMITED


                        --------------------------------

                            SHARE PURCHASE AGREEMENT
                          FOR THE SALE AND PURCHASE OF
                         400,000 SHARES OF COMMON STOCK
                               OF TELEMONDE INC.

                        --------------------------------




                                  Bird & Bird
                                 90 Fetter Lane
                                London EC4A 1JP

                               Tel: 0171 415 6000
                               Fax: 0171 415 6111
                               DJC/ CXB/Telmo.004

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THIS AGREEMENT is made on the 22 day of October, 1999

BETWEEN

(1) MARKET CONSULTANT LIMITED, a company incorporated in Gibraltar under registration number 70633, the registered office of which is at Suite 2B, Mansion House, 143 Main Street, Gibraltar ("MCL");

(2) CALLAWAY CONTINENTAL LIMITED, a company incorporated in the British Virgin Islands, the registered office of which is at the offices of Overseas Management Company Trust Limited, P.O. Box 3152, Road Town, Tortola, British Virgin Islands ("CCL").


RECITAL

CCL has agreed to transfer 400,000 shares of Telemonde Common Stock to MCL in consideration of a payment of $1,000,000 which shall be applied in the manner described in this Agreement.

OPERATIVE PROVISIONS

1.   DEFINITIONS AND INTERPRETATION

1.1  In this Agreement and the Schedules
     "Agreed Form" means terms contained in a form which has been agreed and initialed by or on behalf of CCL and MCL for the purpose of identification prior to Completion;

     "business day" means any day (excluding Saturdays) upon which banks in London are open for normal banking business;

     "Completion" means completion of the sale and purchase of the Transfer Stock in accordance with Clause 5;

     "Completion Date" means the date upon which Completion takes place;

     "$ or Dollars" means the lawful currency from time to time of the United States of America;

     "Equitel" means Equitel Communications Limited of 5th Floor 7 - 10 Chandos Street, Cavendish Square, London W1M 9DE;

     "Equitel Term Loan" means the agreement for the provision of a term loan of $1,000,000 to be entered into by Equitel, as lender, and the ITS International as borrower, on Completion in the Agreed Form;

     "Parties" means the parties to this Agreement;

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     "Telemonde" means Telemonde Inc, a company incorporated in Nevada and whose principal office is located at 200 Maddison Avenue, Suite 520, New York,
     USA;

     "Telemonde Common Stock" means shares of the Common Stock of Telemonde of $0.001 each;

     "Transfer Stock" means 400,000 shares of Telemonde Common Stock to be transferred by CCL to MCL on Completion pursuant to this Agreement;

1.2 References in this Agreement to any statutory provisions shall be construed as references to those provisions as respectively amended, consolidated or re-enacted (whether before or after the date of this Agreement) from time to time and shall include any provisions of which they are consolidations or re-enactments (whether with or without amendment).

1.3  In this Agreement:-

(a) the masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa;

(b) references to persons shall include bodies corporate, unincorporated associations and partnerships;

(c) any headings or side notes or, in the case of any legislation specifically referred to, the inclusion in parentheses of the title to the relevant Part, Section, Schedule or paragraph contained in such legislation are for the sake of convenience only and shall not affect the construction of this Agreement; and

(d) references to any party include a reference to the estate, personal representative, successor, or permitted assigns of that party.

1.4 Except where the contrary is stated, any reference in this Agreement to a Clause is to a Clause of this Agreement, and any reference within a Clause to a sub-clause, paragraph or other sub-division is a reference to such sub-clause, paragraph or other sub-division so numbered or lettered in that Clause.

2.  SALE OF SHARES

2.1 CCL shall sell the Transfer Stock and MCL, relying on the representations, warranties, undertakings and indemnities set out in this Agreement shall purchase the Transfer Stock on the terms of this Agreement free from all claims, liens charges encumbrances and equities and together with all rights attaching or accruing to them.

2.2  CCL covenants with MCL as follows:

     (a) that it has the right to sell and transfer the full legal and beneficial interest in the Transfer Stock to MCL on the terms set out in this Agreement; and

     (b) that on and following Completion, it shall at its own cost execute such further documents and do all such acts and things as MCL may reasonably require in

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          order to effectively vest all of the Transfer Stock in MCL and otherwise to give full effect to the terms of this Agreement.

2.3 MCL shall not be obliged to complete the purchase of any of the Transfer unless the purchase of all the Transfer Stock is completed simultaneously in accordance with this Agreement.

3.  CONSIDERATION

3.1 The consideration for the sale of the Transfer Stock shall be $1,000,000 which shall be paid in cash in full in immediately available funds on Completion in accordance with clause 5 (the "Consideration.

4.  CONDITIONS TO COMPLETION

4.1 The obligations of the parties to complete the purchase of the Transfer Stock are conditional on the agreement of the same date as this Agreement between, inter alia the Parties, relating to the purchase of all of the issued share capital of Carnival Enterprises Limited and certain participations in the capital of ITS Europe SA ( the "ITS Agreement") being completed in accordance with its terms.

4.2 If any of the Conditions set out in sub-Clause 4.1 shall not have been fully satisfied, by 12.00am on 31 December 1999 then this Agreement shall lapse and be deemed to be of no effect without any of the parties being liable to any other party in any way whatsoever.

5.  COMPLETION

5.1  Completion shall occur simultaneously with Completion of the ITS

5.2 Upon Completion CCL and MCL shall take, or procure to be taken, the following actions in relation to the transfer of the Transfer Stock:

     (a) CCL shall transfer the Transfer Stock to MCL free from all claims, liens, charges, encumbrances and equities and together with all rights attaching or accruing to them and MCL shall accept such transfer in reliance on the representations, warranties and undertakings of CCL set out in Clause 6;

     (b) MCL shall pay the sum of $1,000,000 to CCL, being the Consideration, as CCL shall direct in accordance with the following provisions of this clause;

     (c) CCL shall issue to MCL a written receipt in the Agreed Form in respect of the Consideration acknowledging receipt of the same and requiring that it be paid in accordance with written instructions issued by Equitel;

     (d) CCL shall deliver to MCL evidence in writing of an agreement between CCL and Equitel that the Consideration shall be lent from Completion by CCL to Equitel;

     (e) ITS Europe SA shall draw down the full amount of the Equitel Term Loan and Equitel shall issue a written direction to CCL that the Consideration shall be paid

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          by CCL to ITS Europe SA in satisfaction of the obligations of Equitel to advance the Equitel Term Loan.

5.3 The parties shall not be obliged to complete this Agreement unless all of the provisions of Clauses 5.2 and all actions to performed on Completion of the ITS Agreement are complied with fully.

6.  WARRANTIES BY CCL

6.1 CCL hereby warrants and undertakes to MCL that each of the following statements is true and accurate:

     (a) the Transfer Stock is duly authorised, validly issued, fully paid, and non-assessable and ranks pari passu with all other issued Telemonde Common Stock;

     (b) there is not, nor is there any agreement or arrangement to create, any mortgage, charge, lien, pledge, option, right of pre-emption, right to acquire or other form of security or encumbrance affecting any of the Transfer Stock and no claim has been made by any person to be entitled to any of the foregoing;

     (c) on Completion MCL will have transferred to itself good and unencumbered title to the Transfer Stock which (subject to the restrictions on transfer imposed by the US Securities Act 1993) are freely transferable without the consent or permission of CCL, Telemonde or any other third party;

     (d) CCL has the necessary power and authority to enter into and perform this Agreement and sell and transfer or procure the transfer of the Transfer Stock and this Agreement constitutes valid and binding obligations of CCL in accordance with its terms;

     (e) neither CCL or any of its subsidiaries is insolvent within the meanings of Section 123 of the Insolvency Act 1986;

6.2 The liability of CCL in respect of the Warranties contained in Clause 6.1 shall in the absence of fraud or dishonesty on the part of MCL:

     (a)  terminate on 31st December 2000;

     (b)  not exceed $1,000,000.

7.  NOTICES AND RECEIPTS

7.1 Any notice or other document to be served under this Agreement may be delivered or sent by registered post or facsimile process to the party to be served at his address appearing in this Agreement or at such other address as he may have notified to the other Parties in accordance with this clause.

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7.2  Any notice or document shall be deemed to have been served:

     (a)  if delivered, at the time of delivery; or

     (b) if posted, at 10.00 am on the second business day after it was put into the post; or

     (c) if sent by facsimile process, at the expiration of 2 hours after the time of despatch, if despatched before 3.00 pm on any business day, and in any other case at 10.00 am on the business day following the date of despatch.

7.3 In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted as a prepaid registered post letter or that the facsimile message was properly addressed and despatched as the case may be.

8.  RESOLUTIONS AND WAIVERS

8.1 For so long after Completion as CCL remains the registered holder of any of the Transfer Stock CCL will hold them and any distributions, property and rights deriving from them in trust for MCL and will deal with them and any distributions, property and rights deriving from them as MCL directs and will on request by MCL execute an instrument of proxy or other document which enables MCL or its representative to attend and vote at any meeting of Telemonde.

8.2 In relation to Telemonde Inc, CCL shall procure the convening of all meetings, the giving of all waivers and consents and the passing of all resolutions as are necessary to transfer the Transfer Stock to MCL free of any mortgage, charge, lien, pledge or other encumbrance and to register MCL as the registered owners of the Transfer Stock in the register of members of Telemonde Inc and as are generally necessary to give effect to this Agreement.

9.  GENERAL

9.1 Each of the obligations, warranties and undertakings set out in this Agreement which is not fully performed at Completion will continue in force after Completion.

9.2 None of the rights or obligations under this Agreement may be assigned or transferred without the prior written consent of all the Parties.

9.3  Time is of the essence in relation to this Agreement.

9.4 Each party shall pay the costs and expenses incurred by him or it in connection with the entering into and completion of this Agreement.

9.5 This Agreement may be executed in any number of counterparts, all of which, taken together shall constitute one and the same Agreement and any party may enter into this Agreement by executing a counterpart.

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10.  WHOLE AGREEMENT

10.1 This Agreement and the documents referred to in it contain the whole agreement between the Parties relating to the transactions contemplated by this Agreement and supersede all previous agreements, arrangements and understandings between the Parties relating to these transactions.

10.2 Each of the Parties acknowledges that in agreeing to enter into this Agreement he or it has not relied on any representation, warranty or other assurance except those set out in this Agreement and waives all rights and remedies, which, but for this Clause might be available to it in respect of such representation, warranty or other assurance provided that nothing in this Clause shall limit or exclude any liability for fraudulent misrepresentation.

11.  GOVERNING LAW

     This Agreement is governed by and shall be construed in accordance with English law. MCL submits to the non-exclusive jurisdiction of the English Courts for all purposes relating to this Agreement and CCL hereby appoint Browne Jacobson of Aldwych House, 81 Aldwych, London as its agent for service. CCL submits to the non exclusive jurisdiction of the English Courts for all purposes of this Agreement and hereby irrevocably appoint Bird & Bird of 90 Fetter Lane London EC 4A 1JP their agents for service.

IN WITNESS of which this Agreement has been executed by the Parties or their duly authorised representatives on the date which appears first on page 1.

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SIGNED by  /s/ Jeus Nunea                       )
the duly authorised representative of           )
MARKET CONSULTANT LIMITED                       )
in the presence of:                             )



SIGNED by  /s/ N. Topham                        )
the duly authorised representative of           )
CALLAWAY CONTINENTAL LIMITED                    )
in the presence of:                             )


/s/ C. Barrett
Solicitor
90 Felter Lane
London

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